UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 23, 2008

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5966 La Place Court
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2008, C. Kirk Read, a non-employee director of NTN Buzztime, Inc. (the “Company”), resigned from the Board of Directors (the “Board”) of the Company. His resignation letter stated that the resignation was due to pressing matters of business at his place of employment, Media General, Inc. (“Media General”) that made it impractical for Mr. Read to continue his service with the Board. Mr. Read’s letter also stated that his resignation from the Board did not involve any disagreement with the Company. At the time of his resignation, Mr. Read was a member of the Board’s Audit Committee.

In connection with Mr. Read’s resignation, on May 23, 2008, Media General filed an amended Schedule 13D with the Securities and Exchange Commission in which it stated that Media General would not nominate a replacement director, was relinquishing its right pursuant to that certain NTN Investor Rights Agreement, dated as of May 7, 2003 to designate a director to serve on the Board, and was also declining its Board observer rights.

As described in the Company’s proxy statement relating to its annual meeting of stockholders scheduled to be held on May 30, 2008 (the “Annual Meeting”), Mr. Read had been selected by the Board as a nominee for election as a director at the Annual Meeting. The Board does not intend to designate another person to replace Mr. Read as a nominee for election as a director at the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Date: May 29, 2008	By:	/s/ Kendra Berger
Kendra Berger Chief Financial Officer